EXHIBIT 10.19
Breeze-Eastern Corporation
December 8, 2009
Mr. Robert L.G. White
Breeze-Eastern Corporation
700 Liberty Avenue
Union, NJ 07083
Dear Bob:
Congratulations on your retirement from Breeze-Eastern Corporation (the “Company”). This letter serves to document the agreement between you and the company with respect to your retirement. The significant points of our agreement are:
1.	Retirement — You will retire from the Company effective January 4, 2010. Simultaneously you will resign in writing from your position as a corporate officer and a director.

2.	Bonus — Notwithstanding the foregoing, in the event the Company achieves its objectives under the management incentive plan for the fiscal year ended March 31, 2010, you will be entitled to receive a bonus based on achievement of objectives as if you had worked the full year.

3.	Benefits — The Company will pay your accrued benefits by making payroll payments at your existing base pay rate until the total amount below is exhausted. For purposes of this agreement, those benefits are agreed to be:

Vacation	$152,431
Comp Time	$120,459
Sabbatical	$33,462

Total	$306,352
The payment of these amounts will be subject to the usual payroll withholdings. The Company’s agreements relating to your bonus entitlement (described above), your stock options (described below) and indemnification (described below) are in addition to anything of value to which you are already entitled.
4.	Non-Employee Status — During the time your benefits are paid out in item #3 above, you will be eligible to participate in group health coverage and the Company will pay your COBRA premiums up to the cost it otherwise would have borne had you remained in the Company’s health plan as an employee (subject to cost-sharing). For the avoidance of doubt, you will not continue to accrue benefits, including pension, vacation, compensatory time and sabbatical after January 4, 2010. In addition, you will not participate in the fiscal year 2011 management incentive plan.

5.	Stock Options — Your retirement makes you eligible for the enhanced vesting and extended exercise period under the stock option plan. It is agreed that the three year extended exercise period will commence on the day the last amounts are paid under the item #3 above. The extended exercise period only applies to options that have not expired by their terms and this accommodation in no way extends the original option expiration.

6.	Consulting Agreement — The Company may request your services after January 4, 2010. In the event you and the Company agree on the scope and timing of these services, you will be compensated as a consultant at the rate of $1,000 per day plus out of pocket expenses.

7.	Indemnity — You will continue to be covered under the Company’s indemnification and director’s and officer’s insurance policies as a “former officer and director.”

8.	Release — In consideration of the foregoing payments and the additional consideration herein provided, you hereby forever release and discharge the Company, its parents, subsidiaries, predecessors, successors, affiliated and related entities, its board members, officers and agents, and its successors, heirs and assigns, of any and all claims, charges, causes of action, grievances or liabilities of any nature whatsoever, which you may have against any of them as of the date of this agreement, whether known or unknown, including but not limited to claims in any way related to your employment with the Company, including but not limited to claims for wrongful discharge, defamation, breach of contract, express or implied, tortious acts of any kind, employment discrimination or retaliation of any kind (including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the New Jersey Law Against Discrimination, and any similar federal, New Jersey, or local statutes, regulations, or ordinances), emotional or psychological injury, any claims for additional compensation or benefits, compensatory or consequential damages, liquidated or punitive damages, injunctive relief, attorney fees, and expert witness fees or costs.
You are not being asked to, and do not, release any claim which is nonwaivable as a matter of law. You are not waiving any rights or claims that may arise after the date this waiver is executed.
You acknowledge that you have been advised in writing to consult with an attorney, that you have reviewed and understood the terms of this agreement, and that all waivers contained herein are knowing and voluntary.
Please sign a copy of this agreement and return it to me. You have up to 21 days from the date of receipt during which to consider this agreement. You may revoke this agreement for seven (7) days after you execute it; accordingly, the agreement will not become effective until the eighth day after you return it signed and dated to the Company.
Bob, on behalf of the Board, I would like to congratulate you on your retirement, thank you for your long loyal service to the Company and wish you well in your future endeavors.

Very truly yours,
/s/ William Shockley
William Shockley
On behalf of the Board of Directors Breeze-Eastern Corporation

Accepted and Agreed:

By:	/s/ Robert L.G. White
	Robert L.G. White	Dated: December 11, 2009